Exhibit 5

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT
Amendment No. 1 dated as of November 4, 2011 (this “Amendment”), to that certain Purchase and Sale Agreement (“PSA”), dated as of March 5, 2010 between RELATED SPECIAL ASSETS LLC, a Delaware limited liability company (“Seller”) and C-III CAPITAL PARTNERS LLC, a Delaware limited liability company (the “Purchaser”). Each of the Seller and the Purchaser may also be referred to as a “Party” or collectively as the “Parties.”
RECITALS
WHEREAS, pursuant to Section 5.5(a) of the PSA, the Purchaser granted the Seller an option (the “PSA Option”) to purchase from the Purchaser during the Option Period (as defined in the PSA) (i) up to 25% of the Shares (as defined in the PSA) acquired by the Purchaser pursuant to the PSA and (ii) up to 25% of the CHC Special Series A Shares (as defined in the PSA) acquired by the Purchaser pursuant to the Centerline Purchase Agreement (as defined below);
WHEREAS, the Purchaser, Centerline Holding Company (“CHC”), and the other sellers party thereto entered into that certain Purchase and Sale Agreement dated as of March 5, 2010 (the “Centerline Purchase Agreement”);
WHEREAS, pursuant to the PSA, Purchaser acquired from the Seller 5,226,513 Special Series A Shares in CHC (the “RSA CHC Special Series A Shares”);
WHEREAS, pursuant to the Centerline Purchase Agreement, the Purchaser acquired from CHC 4,084,390 Special Series A Shares in CHC (the “CHC New Shares” and together with the RSA CHC Special Series A Shares, the “Purchased CHC Special Series A Shares”);
WHEREAS, pursuant to that certain assignment agreement (the “Assignment Agreement”) dated as of March 5, 2010 by and among the Purchaser, C3 Initial Assets LLC (“C3 Assets”) and other assignees party thereto, the Purchaser assigned the Purchased CHC Special Series A Shares to C3 Assets;
WHEREAS, on October 6, 2010, 9,310,903 of the Purchased CHC Special Series A Shares owned by C3 Assets were converted by CHC into 139,663,545 common shares in CHC (the “CHC Common Shares”);
WHEREAS, if the Seller exercised the PSA Option in full (prior to the Amendment Effective Date (as defined below)), it would be entitled to acquire a maximum of 34,915,875 CHC Common Shares from the Purchaser, representing 25% of the CHC Common Shares acquired by the Purchaser (after giving effect to the conversion of the Purchased CHC Special Series A Shares into CHC Common Shares); and
WHEREAS, pursuant to this Amendment, the Parties wish to amend Section 5.5(a) of the PSA to provide that the Purchaser would have the right to acquire up to a maximum amount of 33,654,639 CHC Common Shares (i.e., 1,261,236 CHC Common Shares less than contemplated by Section 5.5(a) prior to the Amendment Effective Date).

NOW, THEREFORE, in consideration of the respective agreements set forth herein, and other good and valid consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Parties hereto hereby agree as follows:
1.	Definitions. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the PSA.
2.	Section 5.5(a) of the PSA is hereby deleted in its entirety and the following provision shall be substituted in lieu thereof:

“(a) The Purchaser hereby grants the Seller an option (the “Option”) to purchase 33,654,639 CHC Common Shares including any shares or other securities into which the CHC Common Shares are reclassified, converted or exchanged, and adjusted to reflect any split or reverse split of any such shares or other securities. The exercise price for any CHC Common Shares shall be equal to the fair market value of such shares on the date the Option is exercised (the “Exercise Price”), and shall be payable in cash by wire transfer of immediately available funds to an account designated by the Purchaser. The Seller may exercise the Option during the period commencing on the 31st day following the consummation of the transactions contemplated by Section 2.1 of the Centerline Purchase Agreement (the “Centerline Closing”) and ending on the second anniversary of the Centerline Closing, unless earlier terminated as provided below (the “Option Period”). The Option may be exercised on no more than two occasions during the Option Period and, on each occasion, the Seller may elect to purchase all or a portion of the Shares and or the CHC Common Shares that are the subject of the Option; provided, however, that the Option Period shall terminate immediately upon the closing of the purchase and sale of any Option Shares following the Seller’s second exercise, if any, of the Option.”

1.
Effective. This Amendment shall become effective as of the date first written above (the “Amendment Effective Date”) upon the execution and delivery of this Amendment by a duly authorized representative of the Purchaser and the Seller.

2.
Limited Effect. Except as expressly modified by this Amendment, the PSA shall continue to be, and shall remain, in full force and effect in accordance with its terms. The execution of this Amendment by the Purchaser shall not operate as a waiver of any of its rights, powers or privileges under the PSA except as expressly set forth herein.

3.
Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

4.	GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[SIGNATURE PAGES TO FOLLOW]

IN WITNESS THEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

C-III CAPITAL PARTNERS LLC
By:	Island C-III Manager LLC, its Manager

By:	/s/ Marc W. Levy
	Name:	Marc W. Levy
	Title:	Vice President

RELATED SPECIAL ASSETS LLC
By:	/s/ Jeff Blau
	Name:	Jeff Blau
	Title:	President Related Co.

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